Exhibit 4.3.i

FORM OF

GLOBAL NOTE

Unless this Security is presented by an authorized representative of The Depository Trust Company, a limited purpose trust company organized under the New York Banking law (“DTC”), to the Subsidiary Issuer (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security is a global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of DTC or a nominee of DTC. This Security is exchangeable for Securities registered in the name of a Person other than DTC or its nominee only in the limited circumstances described in the Indenture and in this Security, and no transfer of this Security (other than a transfer of this Security as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or nominee of such successor Depositary) may be registered except in limited circumstances.

BARRICK NORTH AMERICA FINANCE LLC

7.500% Note due September 15, 2038

No. 1	CUSIP: 06849RAC6

U.S.$250,000,000	ISIN: US06849RAC60

Barrick North America Finance LLC, a limited liability company organized under the laws of the State of Delaware (herein called the ’’Subsidiary Issuer”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of U.S.$250,000,000 (TWO HUNDRED AND FIFTY MILLION U.S. DOLLARS) on September 15, 2038, at the office or agency of the Subsidiary Issuer referred to below, and to pay interest thereon on March 15, 2009, and semi-annually thereafter on September 15 and March 15 in each year, such interest to accrue from and including September 11, 2008, or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, at the rate of 7.500% per annum, until the principal hereof is paid or duly .provided for, and (to the extent lawful) to pay on demand interest on any overdue principal, premium, if any, or interest at the rate borne by this Security from and including the date on which such overdue principal, premium, if any, or interest becomes payable to but excluding the date payment of such principal, premium, if any, or interest has been made or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be September 1 or March 1 (whether or not a Business Day), as the case may be, next preceding such Interest

Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Person who was the Holder of this Security on such Regular Record Date, and such Defaulted Interest, and (to the extent lawful) interest on such Defaulted Interest at the rate borne by this Security, may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such. exchange, all as more fully provided in said Indenture. Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Subsidiary Issuer has caused this instrument to be duly executive.

Dated:	BARRICK NORTH AMERICA FINANCE LLC

By:
Name:
Title:

By:
Name:
Title:

TRUSTEES CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designed there in referred to in the within mentioned indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By
Authorized Officer

GUARANTEE

OF

BARRICK GOLD CORPORATION

For value received, Barrick Gold Corporation, a corporation existing under the laws of the Province of Ontario, having its principal executive offices at Brookfield Place, TD Canada Trust Tower, Suite 3700, 161 Bay Street, Toronto, Ontario, Canada M5J 2S1 (herein called the “Guarantor”, which term includes any successor Person under the Indenture referred to in the Security upon which this Guarantee is endorsed), hereby unconditionally and irrevocably guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee on behalf of such Holder the due and punctual payment of the principal of, premium, if any, and interest on such Security, and the due and punctual payment of any Additional Amounts and any other amounts that may be payable with respect to such Security, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein, in case of the failure of Barrick North America. Finance LLC, a limited. liability company organized under the laws of the State of Delaware (herein called the “Subsidiary Issuer”, which term includes any successor Person under such Indenture), punctually to make any such payment of principal, premium, if any, or interest, or any Additional Amounts and any other amounts that may be payable with respect to such Security, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Subsidiary Issuer.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Security upon which this Guarantee is endorsed or the Indenture referred to above, any failure to enforce the provisions of such Security or such Indenture, or any waiver, modification or indulgence granted to the Subsidiary Issuer with respect thereto, by the Holder of such Security or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of such Security, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Subsidiary Issuer, any right to require a proceeding first against the Subsidiary Issuer, protest or notice with respect to such Security or the indebtedness evidenced thereby or with respect to any Additional Amounts and any other amounts that may be payable with respect to such Security and all demands whatsoever, and covenants that its obligations under this Guarantee will not be discharged except by payment in full of the principal of, premium, if any, and interest on, and any Additional Amounts and any other amounts that may be payable with respect to, such Security.

The Guarantor shall be subrogated to all rights of the Holder of the Security upon which this Guarantee is endorsed and the Trustee- against the Subsidiary Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee;

provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Securities of the same series issued under such Indenture and any Additional Amounts and any other amounts that may be payable with respect to such Securities shall have been paid in full.

No reference herein to the Indenture referred to above and no provision of this Guarantee or of such Indenture shall alter or impair the guarantee of the Guarantor, which is absolute and unconditional, of the due and punctual payment of the principal of, premium, if any, and interest on, and any Additional Amounts and any other amounts that may be payable with respect to, the Security upon which this Guarantee is endorsed.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Security upon which this Guarantee is endorsed shall have been manually executed by or on behalf of the Trustee under the Indenture referred to above.

All terms used in this Guarantee which are defined in the Indenture referred to above shall have the meanings assigned to them in such Indenture.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	BARRICK GOLD CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Reverse of Security

This Security is one of a duly authorized issue of debt securities of the Subsidiary Issuer designated as its 7.500% Notes’ due September 15, 2038 (herein called the “Securities”), limited (except as otherwise provided in the Indenture referred to below and except as provided in the second succeeding paragraph) in aggregate principal amount to U.S.$ 250,000,000, which may be issued under an indenture (herein called the “Indenture”) dated as of September 11, 2008 among Barrick North America Finance LLC, Barrick Gold Corporation, Barrick Gold Financeco LLC and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Subsidiary Issuer, the Guarantor, the Trustee and the Holders of the Securities of this series, and of the terms upon which the Securities of this series are, and are to be, authenticated and delivered. This Security is a global Security representing U.S.$250,000,000 aggregate principal amount of the Securities of this series.

Payment of the principal of (and premium, if any,) and interest on this Security will be made at the office or agency of the Subsidiary Issuer maintained for that purpose in the Borough of Manhattan, The City of New York and, in the case of Holders in Ontario, in Toronto, Ontario, Canada, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Subsidiary Issuer (i) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or (ii) by wire transfer to an account maintained in the United States by the Person entitled to such payment as specified in the Security Register. Notwithstanding the foregoing, payments of principal, premium, if any, and interest on a global Security of this series registered in the name of a Depositary or its nominee will be made by wire transfer of immediately available funds. Principal paid in relation to any Security of this series at Maturity shall be paid to the Holder of such Security only upon presentation and surrender of such Security to such office or agency referred to above.

As provided for in the Indenture but subject to certain limitations set forth in the Officers’ Certificate establishing the form and terms of the Securities of this series, the Subsidiary Issuer may from time to time without notice to, or the consent of, the Holders of the Securities of this series, create and issue additional Securities of this series under the Indenture, equal in rank to the Outstanding Securities of this series in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the new Securities of this series or except for the first payment of interest following the issue date of the new Securities of this series) so that the new Securities of this series shall be consolidated and form a single series with the Outstanding Securities of this series and have the same terms as to status, redemption and otherwise as the Outstanding Securities of this series.

The Subsidiary Issuer will pay to the Holder of this Security such Additional Amounts and other amounts as may be payable under Section 1005 of the Indenture. Whenever in this Security or the Guarantee endorsed herein there is mentioned, in any context, the payment of principal (or premium, if any), interest or any other amount payable under or with respect to this Security, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Subsidiary Issuer may redeem the Securities of this series, in whole or from time to time in part, on any date (each, a “Redemption Date”) at a Redemption Price equal to the greater of

(1)	100% of the principal amount of the Securities of this series to be redeemed; and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest on the Securities of this series to be. redeemed (exclusive of interest accrued to the applicable Redemption Date) discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate (as defined below) plus 50 basis points, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Securities of this series. being redeemed to such Redemption Date. Notwithstanding the foregoing, installments of interest on the Securities of this series being redeemed whose Stated Maturity is on or prior to the relevant Redemption Date will be payable to the Holders of such Securities, or one or more Predecessor Securities, registered as such at the close of business on the relevant record dates according to their terms and the provisions of Section 307 of the Indenture.

In connection with any redemption of the Securities of this series pursuant to the provisions described in the immediate preceding paragraph, the following terms apply:

“Comparable Treasury Issue” means, with respect to any Redemption Date for the Securities of this series, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Securities of this series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities of this series to be redeemed.

“Comparable Treasury Price” means, with respect to any Redemption Date for the Securities of this series, (a) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (b) if the Subsidiary Issuer obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such Redemption Date, the average of all such quotations or (c) if the Subsidiary Issuer obtains only one such Reference Treasury Dealer Quotation for such Redemption Date, that Reference Treasury Dealer Quotation.

“Final Maturity Date” means September 15, 2038

“Independent Investment Banker” means, with respect to any Redemption Date for the Securities of this series, the Reference Treasury Dealer appointed by the Subsidiary Issuer.

“Reference Treasury Dealer” means, with respect to any Redemption Date for the Securities of this series, (a) each of Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. and their respective successors or, in each case, one of their respective affiliates which is a Primary Treasury Dealer; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Subsidiary Issuer shall substitute therefor another Primary Treasury Dealer, and (b) two other Primary Treasury Dealers selected by the Subsidiary Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the Securities of this series, the average, as determined by the Subsidiary Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Subsidiary Issuer by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date for the Securities of this series,

(1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H. 15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity, corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date for the Securities of this series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield, to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable Redemption Date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close.

The Securities of this series are also subject to redemption, in whole but not in part, at the option of the Subsidiary Issuer at a Redemption Price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the applicable Redemption Date, all on the terms and subject to the conditions set forth in Section 1108 of the Indenture.

Securities of this series (or portions thereof) which have been duly called for redemption in accordance with their terms and the terms of the Indenture and for whose redemption payment of the Redemption. Price plus accrued and unpaid interest to the applicable Redemption Date is made or duly provided for in accordance with the Indenture shall cease to bear interest from and after such Redemption Date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the applicable Redemption Date to each Holder of the Securities of this series to be redeemed at such Holder’s registered address. If less than all of the Securities of this series are to be redeemed at the option of the Subsidiary Issuer, the Trustee will select, by lot or in such manner as the Trustee deems fair and appropriate, the Securities (or portions thereof) to be redeemed.

In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If a Change of Control Repurchase Event occurs, unless the Subsidiary Issuer has exercised its right to redeem this Security as described above, the Subsidiary Issuer will make an offer to each Holder of Securities of this series to repurchase all or any part (in minimum denominations of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof) of that Holder’s Securities of this series at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities of this series repurchased plus any accrued and unpaid interest on the Securities of this series repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Subsidiary Issuer, prior to any Change of Control, but after the public announcement of the proposed Change of Control, the Subsidiary Issuer will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, other than as may be required by law. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. Holders of Securities of this series electing to have Securities of this series purchased pursuant to a Change of Control Repurchase Event offer will be required to surrender their Securities of this series, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice, or transfer their Securities of this series to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, prior to the close of business on the third Business Day prior to the repurchase payment date. The Subsidiary Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities or corporate laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities of this series, the Subsidiary Issuer will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities of this series by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Subsidiary Issuer will, to the extent lawful:

(1) accept for payment all Securities of this series or portions of Securities of this series properly tendered pursuant to its offer;

(2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this series or portions of Securities of this series properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Securities of this series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series being purchased by the Subsidiary Issuer.

The Paying Agent will promptly mail to each Holder of Securities of this series properly tendered the purchase price for the Securities of this series (or make payment through the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security of this series equal in principal amount to any unpurchased portion of any Securities of this series surrendered; provided that each new Security of this series will be in a minimum principal amount of U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.

The Subsidiary Issuer will not be required to make an offer to repurchase the Securities of this series upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Subsidiary Issuer and such third party purchases all Securities of this series properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, plan of arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Guarantor or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation, plan of arrangement or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of the Guarantor) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Voting Stock of the Guarantor or other-Voting Stock into which the Voting Stock of the Guarantor is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares;

(3) the Guarantor consolidates with, or merges or amalgamates with or into, or enters into a plan of arrangement with, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Guarantor or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Guarantor outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the Board of Directors of the Guarantor cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Guarantor.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Guarantor becomes a. direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Guarantor’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the Securities of this series cease to be rated Investment Grade by each of the Rating Agencies on any date during the 60-day period (which period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”) after the earlier of (1) the occurrence of a

Change of Control; or (2) public notice of the intention by the Guarantor to effect a Change of Control. Notwithstanding the foregoing, a Change of Control Repurchase Event will be deemed not to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Guarantor who:

(1) was a member of such Board of Directors on the date of the closing of the offering of the Securities of this series; or

(2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by the Guarantor as a replacement rating agency or replacement ratings agencies.

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly, available for reasons outside of the Guarantor’s control, the Guarantor may select (as certified by a resolution of the Guarantor’s Board of Directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act, as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGrawHill Companies, Inc., and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Securities of this series will not be entitled to the benefits of any sinking fund.

The Holders of Securities of this series will not be entitled to the repayment of such Securities at their option pursuant to Article Thirteen of the Indenture.

If an Event of Default shall occur and be continuing with respect to the Securities of this series, the principal of and accrued but unpaid interest on all the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Subsidiary Issuer on this Security and (b) certain restrictive covenants and the related Defaults and Events of Default applicable to the Securities of this series, upon compliance by the Subsidiary Issuer with certain conditions set forth therein, which provisions apply to this Security.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Subsidiary Issuer and the Guarantor and the rights of the Holders under the Indenture at any time by the Subsidiary Issuer, Barrick Gold Financeco LLC, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected by such amendment or modification. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of all the Securities of this series, to waive compliance by the Subsidiary Issuer and the Guarantor with certain provisions of the Indenture and also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of all series with respect to which a Default shall have occurred and shall be continuing, on behalf of the Holders of all Outstanding Securities of such affected series, to waive certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Subsidiary Issuer, which is absolute and unconditional, to pay the principal of (and premium, if any, on) and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable on the Security Register of the Subsidiary Issuer, upon surrender of this Security for registration of transfer at the office or agency of the Subsidiary Issuer maintained for such purpose in the Borough of Manhattan, The City of New York and Toronto, Ontario duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Subsidiary Issuer and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in minimum denominations of U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any registration of transfer or exchange of Securities of this series, but the Subsidiary Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the time of due presentment of this Security for registration of transfer, the Subsidiary Issuer, the Trustee and any agent of the Subsidiary Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Subsidiary Issuer, the Trustee nor any agent shall be affected by notice to the contrary.

Interest on this Security shall be computed on the basis of a 360-day year of twelve 30-day months. For the purposes of disclosure under the Interest Act (Canada), the yearly rate of interest to which interest calculated under a Security of this series for any period in any calendar year (the ’’calculation period”) is equivalent is the rate payable under a Security of this series in respect of the calculation period multiplied by a fraction the numerator of which is the actual number of days in such calendar year and the denominator of which is the actual number of days in the calculation period.

If at any time, (i) the Depositary for the Securities of this series notifies the Subsidiary Issuer that it is unwilling or unable to continue as Depositary for the Securities of this series or if at any time the Depositary for the Securities of this series shall no longer be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, and a successor Depositary is not appointed by the Subsidiary Issuer within 90 days after the Subsidiary Issuer receives such notice or becomes aware of such condition, as the case may be, (ii) the Subsidiary Issuer determines that the Securities of this series shall no longer be represented by a global Security or Securities or (iii) any Event of Default shall have occurred and be continuing with respect to the Securities of this series, then in such event the Subsidiary Issuer will execute and the Trustee will authenticate and deliver Securities of this series in definitive registered form, in authorized denominations, and in an aggregate principal amount equal to the principal amount of this Security in exchange for this Security. Such Securities of this series in definitive registered form shall be registered in such names and issued in such authorized denominations as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Securities of this series to the Persons in whose names such Securities of this series are so registered.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.

The Indenture and this Security constitute the entire agreement among the Subsidiary Issuer, the Guarantor, the Trustee and the Holders of the Securities of this series pertaining to the Securities of this series. No implied covenant, agreement, representation or warranty shall be read into the Indenture against the Subsidiary Issuer or the Guarantor, including any covenant, agreement, representation or warranty pertaining to the protection of the reasonable expectations of the Holders of Securities of this series. For purposes of any rights or remedies under the Business Corporations Act (Ontario) (the “OBCA”) that the Holders of Securities of this series from time to time or the Trustee may assert or employ, any act or omission of the Subsidiary Issuer or the Guarantor that does not constitute a default in the performance, or breach, of any of its covenants or agreements in the Indenture shall be deemed conclusively to be fair and reasonable insofar as the interests of the Holders of Securities of this series are concerned and in accordance with the reasonable expectations of the Holders of Securities of this series pertaining to the Securities of this series. For greater certainty, representations, warranties and statements made by or on behalf of the Subsidiary Issuer and/or the Guarantor (whether orally or in writing and whether in connection with the issue of the Securities of this series or thereafter) shall not give rise to, or form the basis of, any reasonable expectations of the Holders of Securities of this series pertaining to the Securities of this series for purposes of any rights or remedies under the OBCA that the Holders of Securities of this series from time to time or the Trustee may assert or employ. Neither the Indenture nor this Security may be supplemented, amended or modified, directly or indirectly, except by. one or more indentures supplemental to the Indenture entered into pursuant to the applicable provisions thereof.

All references herein to “U.S. dollars,” “U.S.$”, “dollars” or “$” means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts, and all terms used in this Security which are defined .in the Indenture shall have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(INSERT ASSIGNEE’S SOC. SEC., SOC. INS. OR TAX ID NO.)
(Print or type assignee’s name, address and zip or postal code

and irrevocably appoint                                                                                                                         agent to transfer this Security on the books of the Subsidiary Issuer. The agent may substitute another to act for him.

Dated:	Your Signature:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee:
(Signature must be guaranteed by a commercial bank or trust company, by a member or members’ organization of The New York Stock Exchange or by another eligible guarantor institution as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934)